UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 8, 2016

    VISUALANT, INCORPORATED

(Exact name of Registrant as specified in its charter)

Nevada	0-25541	90-0273142
(State or jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Union Street, Suite 420

Seattle, Washington 98101

                (206) 903-1351

(Address of Registrant’s principal executive office and telephone number)

Section 1 - Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

Stock Purchase Agreement with Institutional Investor

On March 8, 2016, Visualant, Incorporated (“Visualant” or the “Company”) entered into a Stock Purchase Agreement with an institutional investor pursuant to which the Company issued 255 Shares of Series B Redeemable Preferred Shares (“Preferred Shares”) of the Company at $10,000.00 per share with a 5.0% original issue discount for the sum of $2,500,000.

At closing, the Company sold 51 Preferred Shares in exchange for payment to the Company of $500,000 in cash and issued an additional 204 Preferred Shares in exchange for delivery of a full recourse 1% Promissory Note (“Note”) for $1,995,000 and payment to the Company of $5,000 in cash. The Note is collateralized by the Preferred Shares. Under the terms of the Note, the Company is to receive an additional $500,000 for each $5 million, or in certain cases a lower amount, in aggregate trading volume of the common stock, so long as it meets certain other requirements. Any remaining balance under the Note is payable at its maturity in seven years.

The Preferred Shares are convertible into common stock at $7.50 per share; provided that the investor may not convert any Preferred Shares into common stock until that portion of the Note underlying the purchase of the converted portion of Preferred Shares is paid in cash to Company.

The Company also has agreed to file a registration statement to register the resale of all shares issued within 30 days of closing and to make reasonable best efforts to cause such Registration Statement to be declared effective under the Act as promptly as practicable. The Company paid sales commission and expenses of $50,000 and warrants exercisable into 6,667 shares of Common stock to Garden State Securities, Inc., who acted as the Company’s exclusive placement agent.

The foregoing description of the transaction is qualified in its entirety by reference to the complete terms and conditions of the Stock Purchase Agreement, a copy of which are attached to this Current Report on Form 8-K as Exhibit 10.1, incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits –

Exhibit No.	Description

10.1	Stock Purchase Agreement dated March 8, 2016 by and between Visualant, Incorporated and institutional investor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: VISUALANT, INCORPORATED

By:	/s/ Ronald P. Erickson
Ronald P. Erickson, CEO

March 10, 2016